EXHIBIT 99.2

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:

11/13/07	Investors:	Mary Kay Shaw,	630-623-7559
	Media:	Heidi Barker,	630-623-3791

McDONALD’S TO INVESTORS:

PLAN TO WIN POSITIONS COMPANY FOR FUTURE SUCCESS

OAK BROOK, IL — During a webcast presentation for investors today, McDonald’s Chief Executive Officer Jim Skinner and members of senior management reaffirmed the Company’s commitment to the growth strategy of being better, not just bigger by continuing to execute their successful Plan to Win.

“Globally, we’ve delivered 54 consecutive months of comparable sales increases,” Skinner said. “The Plan to Win is working. It is a dynamic framework for how we approach the business. It is not static. We continue to learn from what’s working as well as what’s not, and have more insight on what will appeal to our valued customers in the future.”

McDonald’s reaffirmed its growth targets in constant currencies:

•	Average annual sales and revenue growth of 3% to 5%;

•	Average annual operating income growth of 6% to 7%, and

•	Return on incremental invested capital in the high teens

“We’ve stayed focused and disciplined financially. That’s allowed us to consistently exceed the growth targets we laid out in 2003,” Skinner said. “These targets have served us well, and will not change in the near term. They are realistic, sustainable, and will help us make the best decisions for the long-term benefit of our shareholders.”

McDonald’s President and Chief Operating Officer Ralph Alvarez said, “We’re getting it right in our restaurants by giving our customers more menu and beverage choices than ever before.

“We are an ideal destination for coffee and beverages delivered with the convenience, speed and value customers expect from McDonald’s. In the U.S., we’re moving forward with new research and ideas to bring this beverage opportunity to life in our restaurants.”

Alvarez also discussed the Company’s re-franchising strategy noting “We expect to re-franchise 1,000 to 1,500 Company-operated restaurants over the next 3 or more years, further improving the reliability of our substantial cash flow.”

Matthew Paull, McDonald’s Chief Financial Officer said, “Our 1-year and 3-year returns on incremental invested capital are roughly double our high-teens target. Disciplined capital allocation will continue to be essential to achieving returns. In 2008, capital expenditures are projected to be $2.0 billion. Half of our 2008 cap ex will be used to reinvest in our existing restaurants and the rest will primarily be used to build about 1,000 new restaurants.”

Skinner closed, “The consumer insights leading to our new product pipeline and convenience strategies will continue to fuel the growth of our major economic engine markets: U.S., France, Germany, UK, Japan, Australia, and Canada. We are ready to maximize the opportunities created by the booming economies of high potential markets like China and Russia. We will grow top-line sales while optimizing the ownership mix in our remaining markets. And the level of cash we return to our shareholders will be substantial. I am more optimistic than ever about the future of McDonald’s.”

Definitions

•

Comparable sales represent sales at all McDonald’s restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.

•

Return on incremental invested capital (ROIIC) is a measure reviewed by management over one-year and three-year time periods to evaluate the overall profitability of the business units, the effectiveness of capital deployed and the future allocation of capital. The return is calculated by dividing the change in operating income plus depreciation and amortization (numerator) by the adjusted cash used for investing activities (denominator), primarily capital expenditures. The calculation assumes a constant average foreign exchange rate over the periods included in the calculation.

Upcoming Communications

McDonald’s tentatively plans to release November sales on December 10, 2007.

McDonald’s is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 75% of McDonald’s restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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